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                                                                      Exhibit 14


                               VOTING AGREEMENT


DIGITAL GENERATION SYSTEMS, INC.
875 Battery Street
San Francisco, California

STARGUIDE DIGITAL NETWORKS, INC.
300 East Second Street
Suite 1150
Reno, Nevada


Ladies and Gentlemen:

          The undersigned, Scott K. Ginsburg, is a beneficial owner of, or has the right to vote, the number of shares set forth on Schedule I hereto (the "Shares") of StarGuide Digital Networks, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Company"), and wishes to facilitate the merger of SG Nevada Merger Sub Inc., a wholly-owned subsidiary of Digital Generation Systems, Inc., a corporation organized and existing under the laws of the State of California ("DG" and such subsidiary, "Merger Sub"), with and into the Company, pursuant to that certain Agreement and Plan of Merger by and among the Company, DG and Merger Sub dated as of July 7, 2000 (the "Agreement" and such merger, the "Merger"). The undersigned recognizes that the Merger will be of benefit to the undersigned, and that approval of the Merger by shareholders of the Company at a meeting of Company shareholders (the "Company Shareholders Meeting") is a condition to the consummation of the Merger and hereby executes and delivers this Voting Agreement pursuant to Section 5.2 of the Agreement. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Agreement.

          In consideration of the foregoing and in order to induce DG to act in connection with the Merger, the undersigned hereby agrees, for the benefit of the Company and of DG, to (i) attend the Company Shareholders Meeting, in person or by proxy, or by written consent in lieu of a shareholders meeting, as applicable, and; (ii) vote (or cause to be voted) all Shares in favor of adoption and approval of the Agreement, the Merger, and any other matters necessary to consummate the transactions contemplated in the Agreement in order to effectuate the Merger. The above agreement to vote shall apply also to any adjournment or adjournments of the Company Shareholders Meeting.

          From and after the date hereof through the earlier of the Effective Time of the Merger or the termination of the Agreement, the undersigned hereby agrees not to sell, transfer, pledge, encumber or otherwise dispose of any Shares or any voting interest in such Shares (collectively, "Transfer"). Any such Transfer of Shares shall be null and void, and such transferee shall have no rights as a shareholder of the Company. To the extent inconsistent with the foregoing provisions of this Voting Agreement, the undersigned hereby revokes any and all
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proxies granted by him with respect to the Shares, and further agrees to execute and deliver such additional instruments and other documents and to take such further actions as may be necessary or appropriate to effectuate, carry out, and comply with all of its obligations hereunder. Without limiting the generality of the foregoing, the undersigned shall not enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would impair its ability to effectuate, carry out, or comply with all the terms of this Voting Agreement.

          The undersigned represents and warrants that: (i) the undersigned has full power and authority to enter into the agreements set forth herein; (ii) this Voting Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms; and (iii) the Shares set forth on
Schedule I hereto are the only voting securities, or voting rights in capital stock of the Company, owned (beneficially or of record) by the undersigned as of the date hereof.

          This Voting Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the undersigned and its respective successors and assigns. The undersigned agrees that irreparable damage would occur if any provision of this Voting Agreement were not performed in accordance with the terms hereof and that DG and/or the Company shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of California or any California state court, in addition to any other remedy to which it is entitled at law or in equity. In the event that the Agreement is terminated in accordance with its terms, this Voting Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights DG or the Company may have in respect of any breach by the undersigned of its obligations hereunder, there shall be no further obligation or liability hereunder.



                                  Very Truly Yours,


                                  /s/ Scott K. Ginsburg
                                  _______________________________________

                                  dated this 7th day of July, 2000.
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                                                                      Schedule I

                                COMPANY SHARES
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Type:                           Number:
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